CODE OF ETHICS

                          PROFIT FUNDS INVESTMENT TRUST

                          PROFIT INVESTMENT MANAGEMENT

A.    INTRODUCTION
      ------------

      Rule 17j-1 under the Investment Company Act of 1940 (the "Act") requires registered investment companies and their investment advisers to adopt codes of ethics and reporting requirements to prevent fraudulent, deceptive and manipulative practices. Profit Funds Investment Trust (the "Trust") is registered as an open-end management investment company under the Act. Profit Investment Management ("PIM") is the investment adviser of the Trust. Except as otherwise specified herein, this Code applies to all employees, officers, directors and trustees of PIM and the Trust.

      This Code of Ethics is based on the principle that the officers, directors, trustees and employees of PIM and the Trust have a fiduciary duty to place the interests of the Trust and PIM's other clients ("PIM Clients") before their own interests, to conduct all personal securities transactions consistently with this Code of Ethics (the "Code"), and in such a manner which does not interfere with the portfolio transactions of the Trust or PIM Clients, or otherwise take unfair advantage of their relationship to the Trust or PIM Clients. Persons covered by this Code must adhere to this general principle as well as comply with the specific provisions of this Code as well as comply with applicable securities laws. Covered persons must promptly report any violations of the Code to the named Compliance Officer. Technical compliance with this Code will not insulate from scrutiny trades which indicate an abuse of an individual's fiduciary duties to the Trust.

B.    DEFINITIONS
      -----------

      1. "Access person" means: (1) any officer or trustee of the Trust, (2) any director or officer of PIM, and (3) any employee of PIM who, with respect to any client, including the Trust, makes any recommendations, participates in the determination of which recommendation will be made, or who, in connection with his or her duties, has access to any information concerning recommendations being made by PIM to any client, including the Trust, or the holdings of the Trust. An employee of a company in a control relationship does not become an "access person" simply by virtue of the following:


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            normally  assisting in the  preparation of public  reports,  but not receiving information about current recommendations or trading; a single instance of obtaining knowledge of current recommendations or trading activity; or, infrequently and inadvertently obtaining such knowledge. The Compliance Officer(s) for the Trust and PIM are responsible for determining who are access persons.

      2. Automatic investment plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

      3. A security is "being considered for purchase or sale" when the order to purchase, or sell such security has been given, or prior thereto when, in the opinion of an investment manager, a decision, whether or not conditional, has been made (even though not yet implemented) to make the purchase or sale, or when the decision-making process has reached a point where such a decision is imminent.

      4. "Beneficial ownership" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all securities which an access person has or acquires. (See Appendix A for a more complete description.)

      5. "Compliance Officer" means Michelle Profit or, in her absence, an alternative Compliance Officer (Eugene Profit), or their respective successors in such positions.

      6. "Control" shall have the same meaning as that set forth in Section 2(a)(9) of the Act.

      7. "Disinterested trustee" means a trustee who is not an "interested person" within the meaning of Section 2(a)(19) of the Act.

      8. "Equivalent security" means any security issued by the same entity as the issuer of a subject security, including options, rights, warrants, preferred stock, restricted stock, phantom stock, bonds and other obligations of that company, or a security convertible into another security.

      9. "Immediate family" of an individual means any of the following persons who reside in the same household as the individual:


            Child           Grandparent       Son-in-law
            Stepchild       Spouse            Daughter-in-law
            Grandchild      Sibling           Brother-in-law
            Parent          Mother-in-law     Sister-in-law



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            Immediate  family  includes  adoptive  relationships  and any  other relationship (whether or not recognized by law) which the applicable Compliance Officer determined could lead to possible conflicts of interest, diversions of corporate opportunity, or appearances of impropriety which this Code is intended to prevent.

      10. "Initial Public Offering" means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934.

      11. "Investment personnel" means those employees who provide information and advice to an investment manager or who help execute the investment manager's decisions.

      12. "Investment manager" means any employee entrusted with the direct responsibility and authority to make investment decisions affecting the Trust.

      13. "Limited Offering" means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act of 1933.

      14. "Security" shall have the meaning set forth in Section 2(a)(36) of the Act, except that it shall not include shares of unaffiliated registered open-end investment companies, securities issued by the Government of the United States, short-term debt securities which are "government securities" within the meaning of Section 2(a)(16) of the Act, bankers' acceptances, bank certificates of deposit, commercial paper, and such other money market instruments as designated by PIM and the Board of Trustees of the Trust.

            Security includes all exchange traded funds ("ETFs"), including ETFs organized as open-end investment companies.

            Security does not include futures contracts or options on futures contracts (provided these instruments are not used to indirectly acquire an interest which would be prohibited under this Code).

      15. Supervised person shall be defined as PIM's officers, directors (or other persons occupying a similar status or performing similar functions) and employees, as well as any other persons who provide advice on behalf of the adviser and are subject to the adviser's supervision and control.

C.    NOTIFICATION OF SUBJECT PERSONS
      -------------------------------

      The Compliance Officer shall notify each "Access Person" of the Trust and each supervised person of the adviser that may be required to make reports pursuant to this Code that such person is subject to this Code and its reporting requirements and shall deliver a


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      copy of this Code and any  amendments to each such person.  The Compliance
      Officer shall obtain a written acknowledgement of their receipt of the code and any amendments.

D.    PRE-CLEARANCE REQUIREMENTS
      --------------------------

      All access persons shall clear in advance of execution through the applicable Compliance Officer, or in the case of a request by the
      Compliance Officer, through the alternative Compliance Officer, any purchase or sale, direct or indirect, of any Security in which such access person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership interest, including any acquisition of any direct or indirect beneficial ownership interest in any securities in an initial public offering or in a limited offering. The applicable Compliance Officer shall retain written records of such clearance requests.

      The applicable Compliance Officer will not grant clearance for any purchase or sale if the Security is currently being considered for purchase or sale or being purchased or sold by the Trust or PIM Clients. If the Security proposed to be purchased or sold by the access person is an option, clearance will not be granted if the Securities subject to the option are being considered for purchase or sale as indicated above. If the Security proposed to be purchased or sold is a convertible security, clearance will not be granted if either that security or the securities into which it is convertible are being considered for purchase or sale as indicated above.

      The applicable Compliance Officer may refuse to preclear a transaction if he or she deems the transaction to involve a conflict of interest, possible diversion of corporate opportunity, or an appearance of impropriety.

      Clearance is effective, unless earlier revoked, until the earlier of (1) the close of business on the fifth trading day, beginning on and including the day on which such clearance was granted, or (2) the access person learns that the information provided to the Compliance Officer in such access person's request for clearance is not accurate. If an access person places an order for a transaction within the five trading days but such order is not executed within the five trading days (e.g., a limit order), clearance need not be reobtained unless the person who placed the original order amends such order in any way. Clearance may be revoked at any time and is deemed revoked if, subsequent to receipt of clearance, the access person has knowledge that a security to which the clearance relates is being considered for purchase or sale.

E.    EXEMPTED TRANSACTIONS
      ---------------------

      The pre-clearance requirements in Section D of this Code shall not apply to:

      1. Purchases or sales which are non-volitional on the part of either the access person or the Trust.

      2.    Purchases  or  sales  which  are  part  of  an  automatic   dividend
            reinvestment plan, systematic cash purchase plan or systematic withdrawal plan.


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

      3. Purchases which are part of an Automatic Investment Plan (i.e., a program in which regular periodic purchases or withdrawals are made automatically in or from an investment account in accordance with a predetermined schedule and allocation, including a dividend reinvestment plan).

      4. Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

      5. Purchases or sales by a disinterested trustee or a member of his or her immediate family.

      6. A purchases or sale of securities effected in any account over which the access person has no direct or indirect influence, control, or beneficial interest.

      7. Purchases or sales of obligations issued or guaranteed by an agency or the instrumentality of the Government of the United States.

      8.    Bank certificates of deposit and bankers' acceptances.

      9. Commercial paper and high quality debt instruments (including repurchase agreements) with a stated maturity of 12 months or less.

Access  persons must remember that  regardless  of the  transaction's  status as
exempt  or  not  exempt,  the  access  person's  fiduciary   obligations  remain
unchanged.

F.    PROHIBITED ACTIONS AND TRANSACTIONS
      -----------------------------------

      Notwithstanding a grant of clearance under Section D hereof, the following actions and transactions are prohibited and will result in sanctions including but not limited to the sanctions expressly provided for in this Section.

      1. Access persons shall not execute a securities transaction on a day during which the Trust or a PIM Client has a pending buy or sell order in that same security or an equivalent security until that order is executed or withdrawn. An access person shall disgorge any profits realized on trades within such period. This prohibition does not apply to disinterested trustees and their immediate families.

      2. An investment manager shall not buy or sell a security within seven calendar days before or after the Trust or PIM Client trades in that security or an equivalent security unless the Trust's or Client's entire position in that security or equivalent securities has been sold prior to the investment manager's transaction and the investment manager is also selling the security..


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

      3. Investment personnel and investment managers shall not accept from any person or entity that does or proposes to do business with or on behalf of the Trust or PIM Client's a gift or other thing of more than de minimis value or any other form of advantage. The solicitation or giving of such gifts by investment personnel and investment managers is also prohibited. For purposes of this subparagraph, "de minimis" means $100 or less if received in the normal course of business.

      4. Investment personnel and investment managers shall not serve on the board of trustees of publicly traded companies, absent prior authorization from the applicable Compliance Officer provided, however, that any trusteeships held by such investment personnel or investment managers as of the date of the adoption of this Code of Ethics shall be deemed to be authorized. The applicable Compliance Officer will grant authorization only if it is determined that the board service would be consistent with the interest of the Trust. In the event board service is authorized, such individuals serving as trustees shall be isolated from those making investment decisions through procedures designed to safeguard against potential conflicts of interest, such as a Chinese Wall policy or investment restrictions.

      5. Investment personnel and investment managers shall not acquire a security in a limited offering, absent prior authorization from the applicable Compliance Officer. The applicable Compliance Officer will not grant clearance for the acquisition of a security in a limited offering if it is determined that the investment opportunity should be reserved for the Trust or PIM Client or that the opportunity to acquire the security is being offered to the individual requesting clearance by virtue of such individual's position with PIM or the Trust (as applicable). An individual who has been granted clearance to acquire securities in a limited offering shall disclose such investment when participating in a subsequent consideration by the Trust or PIM Client of an investment in the issuer. A subsequent decision by the Trust or PIM Client to purchase such a security shall be subject to independent review by investment personnel with no personal interest in the issuer.

      6. An access person shall not execute a securities transaction while in possession of material non-public information regarding the security or its issuer.

      7. An access person shall not execute a securities transaction involving the purchase or sale of a security at a time when such access person intends, or knows of another's intention, to purchase or sell that security (or an equivalent security) on behalf of the Trust or a PIM Client. This prohibition would apply whether the transaction is in the same (e.g., two purchases) or the opposite (a purchase and sale) direction as the transaction of the Trust.

G.    REPORTING
      ---------

      1. Each access person, except a disinterested trustee, shall arrange for the applicable Compliance Officer to receive directly from the broker-dealer effecting a transaction in any security in which such access person has, or by reason of such


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

            transaction acquires, any direct or indirect beneficial ownership interest, duplicate copies of each confirmation for each securities transaction and periodic account statements for each brokerage account in which such access person has any beneficial ownership interest, unless such information is provided pursuant to paragraph 2 of this Section.

      2. In the event an access person, other than a disinterested trustee, does not arrange for the provision of information by broker-dealers as required in the preceding paragraph 1, the access person shall report to the applicable Compliance Officer no later that 30 days after the end of each calendar quarter the information described below with respect to transactions in any security in which such access person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership interest in the security; provided, however, that an access person shall not be required to make a report with respect to transactions effected for any account over which such access person does not have any direct or indirect influence and an access person shall not be required to make a report with respect to transactions effected pursuant to an automatic investment plan:

            a. The date of the transaction, the title, the ticker symbol and/or CUSIP number, the interest rate and maturity date (if applicable) and number of shares, and the principle amount of each security involved;

            b. The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

            c. The price of the security at which the transaction was effected;

            d. The name of the broker, dealer or bank with or through whom the transaction was effected; and

            e.    The date that the report is submitted by the access person.

            Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the security to which the report relates.

      3. Each access person, except a disinterested trustee, shall upon commencement of employment (no later than 10 days) and annually thereafter disclose to the compliance officer in writing his or her current security holdings. The holding report shall contain information current as of a date no more than 45 days before the report is submitted. The holding report must contain the following information

            a. The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares and principal amount of each Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;


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

            b. The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person; and

            c.    The date that the report is submitted by the Access Person.

      4. A disinterested trustee need only report a transaction in a security if such trustee, at the time of that transaction, knew or, in the ordinary course of fulfilling his or her official duties as a trustee, should have known that, during the 15-day period immediately preceding the date of the transaction by the trustee, such security was purchased or sold by the Trust or was being considered for purchase or sale by the Trust.

      5. PIM or the Trust may, in its discretion, require an access person to disclose in connection with a report, recommendation or decision of such access person to purchase or sell a security any direct or indirect beneficial ownership by such person of such security.

      6. The Compliance Officer will review transaction and holdings reports submitted by access persons of PIM.

H.    CONFIDENTIALITY OF TRANSACTIONS AND INFORMATION
      -----------------------------------------------

      1. Every access person shall treat as confidential information the fact that a security is being considered for purchase or sale by the Trust, the contents of any research report, recommendation or decision, whether at the preliminary or final level, and the holdings of the Trust and shall not disclose any such confidential information without prior consent from the applicable Compliance Officer. Notwithstanding the foregoing, the holdings of the Trust shall not be considered confidential after such holdings by the Trust have been disclosed in a public report to shareholders or to the Securities and Exchange Commission.

      2. Access persons shall not disclose any such confidential information to any person except those employees and trustees who need such information to carry out the duties of their position with PIM or the Trust (as applicable).

I.    SANCTIONS
      ---------

      Upon discovering a violation of this Code, PIM or the Board of Trustees of the Trust (as applicable) may impose such sanctions as it deems appropriate, including, without limitation, a letter of censure or suspension or termination of the employment of the violator. All material violations of this Code and any sanctions imposed with respect thereto shall be reported to the Chief Compliance Officer and reported periodically to the Board of Trustees of the Trust.


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J.    CERTIFICATION OF COMPLIANCE
      ---------------------------

      Each access person, except a disinterested trustee, shall annually certify that he or she has read and understands this Code and recognizes that he or she is subject hereto.

      Adopted 1996, Revised July 20, 2006; Revised February 21, 2008; Revised November 20, 2008.


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                        APPENDIX A TO THE CODE OF ETHICS
                             "BENEFICIAL OWNERSHIP"

For purposes of this Code, "beneficial ownership" is interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership applies to all securities which an access person has or acquires. PIM and the Trust will interpret beneficial ownership in a broad sense.

The existence of beneficial ownership is clear in certain situations, such as: securities held in street name by brokers for an access person's account, bearer securities held by an access person, securities held by custodians, pledged securities, and securities held by relatives or others for an access person. An access person is also considered the beneficial owner of securities held by certain family members. The SEC has indicated that an individual is considered the beneficial owner if securities owned by such individual's immediate family. The relative's ownership of the securities may be direct (i.e., in the name of the relative) or indirect.

An access person is deemed to have beneficial ownership of securities owned by a trust of which the access person is the settler, trustee or beneficiary, securities owned by an estate of which the access person is the executor or administrator, legatee or beneficiary, and securities owned by a partnership of which the access person is a partner.

An access person must comply with the provisions of this Code with respect to all securities in which such access person has a beneficial ownership interest. If an access person is in doubt as to whether she or he has a beneficial ownership interest in a security, the access person should report the ownership interest to the applicable Compliance Officer. An access person may disclaim beneficial ownership as to any security on required reports.


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